Exhibit 10.4

June 5, 2017

William P. Stengel
Atlanta, GA 30339

Dear Will,

Congratulations! We are excited to confirm HD Supply’s offer of promotion to you effective June 5, 2017 in the position of President and Chief Executive Officer, HD Supply Facilities Maintenance, reporting directly to me. We are thrilled to have you continue as a part of our team in this new role, driving customer success and value creation!

As you know, HD Supply strives to create a challenging and rewarding environment where our associates can build their best lives. With endless opportunities to grow, we come together as One Team to drive excellence within ourselves and the Company. We are incredibly proud of all HD Supply has accomplished, and we know you are one of the reasons we’ve been so successful.

Please find below the details of the offer being extended to you.

This position is full time. Your initial base annual salary will be $500,000 payable in equal bi-weekly installments, which will be subject to applicable tax, voluntary and court-ordered withholding.

In addition to your base salary, you will participate in the Annual Incentive Plan for Executive Officers, which provides a target incentive of 75% of your base salary.  Your actual payout will be calculated based on performance which may include Company performance, line of business performance and/or individual performance. The incentive, if any, will be prorated based on the number of days in your new posit ion.

In addition to your salary and participation in the Annual Incentive Plan for Executive Officers, you will also have the opportunity to receive long-term incentive awards, which will be granted in such amount and equity mix as determined by the Compensation Committee of the Board of Directors at the time of grant, and which may also be subject to performance. You will be notified when the committee has Approved a grant for you and the terms of the grant. Typically, awards are approved by the committee in March each year.

HD Supply offers a competitive benefits package of health & welfare, financial, paid time-off and work/ life benefit programs for our associates and their eligible dependents that support our focus as an employer of choice. You are eligible to continue your participation in the HD Supply Health and Welfare Plan — which includes medical, dental, pharmacy, vision, medical/dental and dependent care spending accounts, life, accidental death and dismemberment, short and long-term disability and voluntary group benefit programs.

The description in this offer letter of any plans or benefits is based on current terms. HD Supply reserves the right to change or terminate any of its plans or benefits at any time.

Non-Competition and Non-Solicitation Covenants

You agree that you will not, for a period of one (1) year following the date of the date of your termination of employment with HD Supply (the “Restricted Period”), enter into or maintain an employment , contractual , or other relationship, either directly or indirectly, to provide  services in the same or similar manner as you perform for HD Supply Holdings, Inc., HD Supply, Inc., HD Supply Facilities Maintenance, their parents, subsidiaries, affiliates or related entities (collectively, the “Company”) to any company or entity  engaged in any way in a business that competes directly or indirectly with the Company in the United States, Canada, or any other location in which the Company currently conducts business or may conduct business prior to the expiration of the Restricted Period.

You further agree that during the Restricted Period, you will not directly or indirectly (1) solicit or attempt to  solicit any business related to the business of the Company existing as of your termination date from any of the Company’s customers or suppliers with whom you had business contact or  about whom you received confidential information (collectively, the “Customers and Suppliers”) during the one-year period prior to your termination date; or (2) solicit any person who is an employee of the Company to terminate his or her relationship with the Company.

The above non-competition and non-solicitation provisions shall not apply in the event you are involuntarily terminated for reasons other than for Cause.

Confidentiality and Trade Secrets

You acknowledge that through your employment you have acquired and had access to, and will continue to acquire and have access to, the Company’s Confidential Information and Trade Secrets. You further acknowledge that the Company has made reasonable efforts under the circumstances to maintain the secrecy of its Trade Secrets. By signing below, you agree to hold in confidence and to not publish, disclose or use any Confidential Information or Trade Secrets for as long as the Confidential Information retains its character as confidential and is not readily available to the public, and in the case of Trade Secrets, for so long as the information remains a Trade Secret, except in connection with the good faith performance of your duties for the Company, provided that following your termination, you will not be able to publish, disclose or use the Confidential Information or Trade Secrets of the Company for any purpose, except that you may disclose Confidential Information to comply with a legal process or governmental inquiry (but only upon prompt written notice to the Company’s general counsel to the extent legally permissible).  You further agree to return all documents, disks or any other item or source containing Confidential Information or Trade Secrets, or any other Company property (as applicable), to the Company on or before your termination date. Nothing in this offer letter is intended to prohibit you from reporting possible violations of federal law to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal law. You do not need the Company’s prior authorization to make any such reports or disclosures and you are not required to notify the Company that such reports or disclosures have been made.

“Confidential Information” shall include any data or information, other than Trade Secrets (defined below), that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written, or electronic form, retained in your memory, or has been compiled or created by you. This includes, but is not limited to: technical, financial, credit marketing, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, operations, strategic planning, product, vendor, customer or store planning data, trade secrets, or other information similar to the foregoing.

“Trade Secret” means information, without regard to form, including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, strategic plans, product plans, or list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

You further acknowledge that your breach of any of the covenants contained in this section of the agreement and/or the section above entitled “Non-Competition and Non-Solicitation Covenants” would result in immediate and irreparable harm to the Company that cannot be adequately or reasonably compensated by law. Accordingly, you agree that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, to seek from a court a temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach by you. You acknowledge that the Company has informed you, in accordance with 18 U.S.C. § 1833(b), that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

At-Will Employment

This offer of employment does not alter your status as an at-will employee, which means that the Company and you each have the absolute power to terminate the employment relationship with or without Cause, and with or without prior notice. This offer letter should not be construed, nor is it intended to be a contract of employment for a specified period of time.

Please review this offer and indicate your acceptance of the terms by signing below and returning to your Human Resources partner, Sarah McDaniel.

We look forward to your continuing contributions as part of the HD Supply team.

Sincerely,

/S/ J. DEANGELO (06-05-2017)
Joe DeAngelo
Chairman & CEO, HD Supply, Inc.

I accept this offer of employment.

/S/ WILLIAM P. STENGEL
William P. Stengel
Date Signed:	6/5/17